EXHIBIT 11

[Letterhead of Ropes & Gray LLP]

March 16, 2005

Capital Growth Portfolio

Two International Place

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel to Capital Growth Portfolio (the “Fund”) in connection with the Registration Statement of the Fund on Form N-14 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the proposed mergers of the Fund with Scudder Growth Portfolio (“Growth Portfolio”) and SVS Eagle Focused Large Cap Growth Portfolio (“Eagle Portfolio”), and the issuance of shares of the Fund in connection therewith (the “Shares”), all in accordance with the terms of the form of the separate Agreements and Plans of Reorganization between the Fund, Eagle Portfolio or Growth Portfolio, as applicable, and Deutsche Investment Management Americas, Inc. included in the Registration Statement (the “Agreements”).

We have examined the Fund’s Amended and Restated Declaration of Trust, as amended from time to time, (the “Declaration of Trust”) as certified by the Secretary of the Fund and the Fund’s By-Laws, as amended from time to time, and are familiar with the actions taken by the Fund’s Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Fund is a series of Scudder Variable Series I (the “Trust”), a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts, and is authorized to issue an unlimited number of its shares of beneficial interest.

2.	The Shares have been duly authorized and, when issued in accordance with the Agreements, will be validly issued, fully paid, and nonassessable by the Fund.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and permits notice of such disclaimer to be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,
/s/ ROPES & GRAY LLP
Ropes & Gray LLP